Exhibit 3.5

certificate of amendment

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ACORDA THERAPEUTICS, INC.

Pursuant to Section 242 of the
General Corporation Law of the State of Delaware

Acorda Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

A resolution was duly adopted by the Board of Directors of the Corporation pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth an amendment to the Certificate of Incorporation of the Corporation filed with the Delaware Secretary of State on March 17, 1995 (the “Certificate of Incorporation of the Corporation”) and declaring said amendment to be advisable. The stockholders of the Corporation duly approved said proposed amendment by written consent in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware. The resolution setting forth the amendment is as follows:

RESOLVED:	That Section 1 of Article FOURTH of the Certificate of Incorporation of the Corporation, as amended, be and hereby is deleted in its entirety and the following paragraph is inserted in lieu thereof;

“Authorized Capital. The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is 401,794,865, such shares being designated as follows: (i) 260,000,000 shares of Common Stock, par value $0.001 per share (the “Common Stock”), and (ii) 141,794,865 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”).”

FURTHER
RESOLVED:

That Section 2.l(a) of Article FOURTH of the Certificate of Incorporation of the Corporation, as amended, be and hereby is deleted in its entirety and the following paragraph is inserted in lieu thereof:

“(a) The Preferred Stock is divided into eleven series as follows: 1,646,068 shares of Preferred Stock are denominated as Series A Preferred Stock (the “Series A Preferred Stock”); 2,250,000 shares of Preferred Stock are denominated as Series B Preferred Stock (the “Series B Preferred Stock”); 333,333 shares of Preferred Stock are denominated as Series C Preferred Stock (the “Series C Preferred Stock”); 400,000 shares of Preferred Stock are denominated as Series D Preferred Stock (the “Series D Preferred Stock”); 1,844,289 shares of Preferred Stock are denominated as Series E1 Preferred Stock (the “Series E1 Preferred Stock”); 5,628,323 shares of Preferred Stock are denominated as Series E2 Preferred Stock (the “Series E2 Preferred Stock”) (collectively, Series E1 Preferred Stock and Series E2 Preferred Stock are referred to as the “Series E Preferred Stock”); 2,300,000 shares of Preferred Stock are denominated as Series F Preferred Stock (the “Series F Preferred Stock”); 1,250,000 shares of Preferred Stock are denominated as Series G Preferred Stock (the “Series G Preferred Stock”); 1,575,229 shares of Preferred Stock are denominated as Series H Preferred Stock (the “Series H Preferred Stock”); 10,204,047 shares of Preferred Stock are denominated as Series I Preferred Stock (the “Series I Preferred Stock”); 112,790,233 shares of Preferred Stock are denominated as Series J Preferred Stock (the “Series J Preferred Stock”); 1,573,330 shares of Preferred Stock are denominated as Series K Preferred Stock (the “Series K Preferred Stock”). The Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock, Series H Preferred Stock, Series I Preferred Stock and any other series of Preferred Stock hereafter created after the Effective Date (as hereafter defined) which has rights, preferences or privileges junior to those of the Series J Preferred Stock and Series K Preferred Stock with respect to dividends, distributions, liquidation preference or redemption are sometimes referred to collectively herein as the “Junior Preferred Stock.””

FURTHER
RESOLVED:

That the last paragraph of Section 2.4(a) of Article FOURTH of the Certificate of Incorporation of the Corporation, as amended, be and hereby is deleted in its entirety and the following paragraph is inserted in lieu thereof:

“As of the date of this Certificate of Amendment, the Series A Conversion Price shall be $6.972 per share, the Series B Conversion Price shall be $9.12 per share, the Series C Conversion Price shall be $11.256 per share, the Series D Conversion Price shall be $9.12 pre share, the Series E-1 Conversion Price and the Series E-2 Conversion Price shall each be $10.62 per share, the Series F Conversion Price shall be $10.62 per share, the Series G Conversion Price shall be the number equal to the Series G Original Issuance Price, the Series H Conversion Price shall be $11.796 per share, the Series I Conversion Price shall be $13.164 per share, the Series J Conversion Price shall be $5.88 per share and the Series K Conversion Price shall be $7.50 per share.”

FURTHER
RESOLVED:

That Section 2.4(d)(ii)(B) of Article FOURTH of the Certificate of Incorporation of the Corporation, as amended, be and hereby is deleted in its entirety and the following paragraph is inserted in lieu thereof:

“(B) Common Stock (or options therefor) issued or issuable to officers, employees, or directors of, or consultants to, the Corporation pursuant to an equity incentive plan or other arrangement approved by the Board of Directors;”

FURTHER
RESOLVED:

That Section 2.6(b) of Article FOURTH of the Certificate of Incorporation of the Corporation, as amended, be and hereby is deleted in its entirety and the following paragraph is inserted in lieu thereof:

“Election of Directors. The Board of Directors shall consist of not less than six (6) nor more than ten (10) directors elected as follows: (i) two directors shall be elected by the holders of the Series A Preferred Stock, Series E Preferred Stock and Series H Preferred Stock, voting together as a single class; (ii) one director shall be elected by the holders of the Series I Preferred Stock; (iii) two directors shall be elected by the holders of the Series J Preferred Stock; (iv) one director shall be elected by the holders of Common Stock; and (v) the remaining directors shall be elected by the holders of the Common Stock and the Preferred Stock, voting together as a single class. Any vacancy in the Board of Directors occurring because of the death, resignation or removal of a director shall be filled by the vote or written consent of the holders of the class(es) or series entitled to fill such seat as provided in this Section 4.2.6(b). Any amendment to this Section 4.2.6(b) shall require the affirmative vote of (i) a majority of the outstanding Preferred Stock and Common Stock voting together as a single class and (ii) a majority of the outstanding Series J Preferred Stock.  Any amendment to this Section 4.2.6(b) that would eliminate the right of the Series I Preferred Stock to elect one director requires the affirmative vote of the holders of a majority of the outstanding Series I Preferred Stock.”

IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed hereto and this Certificate of Amendment to be signed by its CEO this 11th day of January, 2006.

ACORDA THERAPEUTICS, INC.

By:	/s/ Ron Cohen
Name: Ron Cohen
Title: President and Chief Executive Officer